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                                                                   Exhibit 10.10


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED OR SOLD UNLESS REGISTERED PURSUANT TO SUCH ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. IN ADDITION, THIS NOTE MAY NOT BE TRANSFERRED TO ANY PERSON WHO IS NOT AN ELIGIBLE PERSON (AS DEFINED IN THIS NOTE).

                                 PROMISSORY NOTE

$17,500,000                                                   New York, New York
                                                              April 25, 2001

                              W I T N E S S E T H :
                              ---------------------

                  FOR VALUE RECEIVED, the undersigned, COLONY RIH HOLDINGS, INC., a Delaware corporation (the "Company"), hereby promises to pay to the order of SUN INTERNATIONAL NORTH AMERICA, INC., a Delaware corporation having an office at 1415 East Sunrise Blvd., Fort Lauderdale, Florida 33303 ("SINA"), or its permitted assigns, the principal sum of SEVENTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($17,500,000) on the dates specified herein, with interest on the unpaid balance of such amount from the date hereof at the rate of interest specified herein.

1. DEFINITIONS

                  Capitalized terms and other defined terms used in this Note (as such term is hereinafter defined) shall (unless otherwise provided elsewhere in this Note) have the meanings given to them in Annex 1 hereto.

                  Except as otherwise provided in this Note, all computations and determinations as to accounting or financial matters (including financial covenants) shall be made in accordance with GAAP consistently applied for all applicable periods, and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. All financial statements to be delivered pursuant to this Note shall be prepared in accordance with GAAP.

                  All other undefined terms contained in this Note shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein.


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                  The words "include", "includes", "including" and "such as"
shall be construed as if followed by the phrase "without limitation."

                  The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Note as a whole, as the same may from time to time be amended, modified or supplemented and not to any particular section, subsection or clause contained in this Note.

                  Unless the context otherwise requires, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

                  In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

2. TERMS OF PAYMENT

                  2.1. Principal. The Company shall pay the entire unpaid principal amount of this Note, together with accrued and unpaid interest thereon through the date of such payment, on April 25, 2008.

                  2.2. Optional Prepayment. The Company may, at any time, upon ten days' prior written notice, prepay the outstanding principal amount of this Note or any Accrued Interest Note, without premium or penalty, in whole or ratably in part, together with accrued and unpaid interest thereon, through the date of such prepayment on the principal amount prepaid. Any such prepayment by the Company shall be applied in the following order: (i) then due and payable fees and expenses; (ii) then due and payable interest payments on the Notes; and
(iii) the principal of the Notes.

                  2.3. [Intentionally Omitted]

                  2.4. Interest.

                  (a) The Company shall make payments to the Holder of interest at the Applicable Rate on the outstanding principal amount of the Notes semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 2001 (each of the foregoing, an "Interest Payment Date"), such payments to be made as follows: On October 15, 2001, the Company shall pay such interest by: (i) making a cash payment to Holder in the aggregate amount of all interest accrued at the Pay Rate from April 25, 2001 through October 14, 2001 and (ii) delivering a Note to Holder in the form attached hereto as Exhibit A (each, an "Accrued Interest Note") in the amount of all interest accrued at the Accrual Rate from April 25, 2001 through October 14, 2001. In the case of each Interest Payment Date thereafter, commencing April 15, 2002, the Company shall pay interest by: (i) making a cash payment to Holder in the aggregate amount of all interest accrued at the Pay Rate from the last Interest Payment Date through the date preceding the current Interest Payment Date and (ii) delivering an Accrued Interest Note in the amount of all interest accrued at the Accrual Rate from the last Interest Payment Date through the date preceding the current Interest Payment Date. Each Accrued Interest Note shall bear interest on the unpaid principal amount thereof at the Applicable Rate.



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As provided in the Accrued Interest Notes, the Company may pay up to 50% of the
interest payable on any Accrued Interest Notes (but not at the time of maturity (whether at stated maturity, by acceleration or otherwise) or prepayment (whether mandatory or voluntary) of the principal thereof) by the issuance of additional Accrued Interest Notes. All payments of interest hereunder shall be computed on the basis of a 365-day year for the number of days elapsed.

                  (b) If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of interest thereon, shall be payable at the then Applicable Rate during such extension.

                  (c) So long as any Event of Default shall be continuing, all interest shall be payable in cash, no further Accrued Interest Notes shall be permitted to be delivered, and the interest rate applicable to (i) the outstanding principal amount of the Notes, (ii) any accrued and unpaid interest that is past due, and (iii) any other payment on this Note or any Accrued Interest Note that is past due, shall be increased by 2% per annum above the rate otherwise applicable, which interest under clauses (ii) and (iii) shall be due and payable on demand.

                  (d) Notwithstanding anything to the contrary set forth in this
Section 2.3, if at any time until the Maturity Date the Applicable Rate exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then, in such event, and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that, to the extent permitted by applicable law, if at any time thereafter the Applicable Rate is less than the Maximum Lawful Rate, the Company shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Holder hereunder is equal to the total interest which Holder would have received had the Applicable Rate been (but for the operation of this paragraph) the interest rate payable since the date hereof. Thereafter, the interest rate payable hereunder shall be the Applicable Rate unless and until the Applicable Rate again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by Holder pursuant to the terms hereof exceed the amount which Holder could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If a court of competent jurisdiction, notwithstanding the provisions of this Section 2.4(d), shall make a final determination that Holder has received interest hereunder in excess of the Maximum Lawful Rate, Holder shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid under its Note, then to the principal amount of its Note (without premium or penalty), then to other unpaid Obligations and thereafter shall refund any excess to the Company or as a court of competent jurisdiction may otherwise order.

                  2.5. Receipt of Payment. The Company shall make each payment under this Note not later than 1:00 p.m. (New York City time) on the Business Day when due, in lawful money of the United States of America, in immediately available funds to Holder's depository bank in the United States as designated by Holder from time to time for deposit in Holder's



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depositary account, except that interest paid in the form of Accrued Interest
Notes shall be paid by mailing such Accrued Interest Notes to Holder. For purposes only of computing interest hereunder, all payments (other than interest paid in the form of Accrued Interest Notes) shall be applied by Holder to its Note on the day payment has been received by Holder in immediately available funds.

3. FINANCIAL STATEMENTS AND INFORMATION

         3.1. Reports and Notices. The Company covenants and agrees that, from and after the date hereof and until the Maturity Date, it shall deliver to
Holder:

         (a) Within 45 days after the end of the first three fiscal quarters of each Fiscal Year, (i) a copy of the unaudited balance sheets of the Company Parties as of the close of such quarter and related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such quarter, and (ii) a copy of the unaudited statements of income of the Company Parties for such quarter, all prepared in accordance with GAAP (subject to normal year end adjustments) and accompanied by the certification of the chief executive officer or chief financial officer of the Company that all such financial statements present fairly in accordance with GAAP (subject to normal year end adjustments) the financial position, the results of operations and the cash flows of the Company Parties as of the end of such quarter and for the portion of the fiscal year then ended, and that there was no Default or Event of Default in existence as of such time (or if any such Default or Event of Default then existed, describing the nature thereof and any action taken or proposed to be taken by the Company with respect thereto).

         (b) Within 90 days after the close of each Fiscal Year, a copy of the annual audited financial statements of the Company Parties, consisting of a balance sheet and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous fiscal year (if any), which financial statements shall be prepared in accordance with GAAP, certified by a firm of independent certified public accountants of recognized national standing selected by the Company and reasonably acceptable to the Majority Holders, and accompanied by (i) a report from such accountants to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or if any such Default or Event of Default has occurred, describing the nature thereof and any action taken by the Company with respect thereto) (which certificate may be limited or eliminated to the extent required by accounting rules or guidelines), and (ii) a certification of the chief executive officer or chief financial officer of the Company that all such financial statements are complete and correct and present fairly in accordance with GAAP the financial position, the results of operations and the cash flows of the Company Parties as at the end of such year and for the period then ended and that there was no Default or Event of Default in existence as of such time (or if any such Default or Event of Default then existed, describing the nature thereof and any action taken or proposed to be taken by the Company with respect thereto).

         (c) As soon as practicable, but in any event within five (5) Business Days after the Company becomes aware of the existence of any Default or Event of Default telephonic



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or telegraphic or other written or oral notice specifying the nature of such
Default or Event of Default, which notice, if oral, shall be promptly confirmed in writing within five (5) days.

         Whether or not the Company is subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, the Company shall provide the Holder with such annual reports and other information, documents and reports (but excluding schedules and exhibits thereto) as are specified in Section 13 and 15(d) of the Exchange Act, such information, documents and reports to be so provided at the times specified for the filing of such information, documents and reports under such sections, except no information, documents and reports for periods prior to December 31, 2001 shall be required.

                  3.2. Communication with Accountants. Subject to Section 3.3, the Company authorizes Holder, upon prior notice to the Company, to communicate directly with its independent certified public accountants and authorizes those accountants to disclose to Holder any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of any Company Party. The Company shall be entitled to have a representative present during all such communications or meetings. If requested by Holder following the selection of such accountants, the Company shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this Section 3.2.

                  3.3. Access. Holder and any of its officers, employees and/or agents shall have the right, exercisable as frequently as Holder (or representative thereof) reasonably determines to be appropriate, during normal business hours and upon reasonable prior notice, to inspect the properties and facilities of the Company and to inspect, audit and make extracts from all of the Company's records, files, and books of account. All information sought by Holder under Sections 3.2 and 3.3 shall be limited solely to information directly related to the ability of the Company to repay the Obligations or comply with covenants hereunder and shall be subject to the confidentiality provisions of Section 8.12. Notwithstanding the provisions of Section 3.2 or 3.3, no Holder shall be entitled to receive or inspect information which the Company in good faith believes is inappropriate to give to a competitor (including marketing and player information) and only SIHL (and not any other Holder other than a Holder that is a Subsidiary of SIHL) shall be entitled to the benefits of Sections 3.2 and 3.3.

4. AFFIRMATIVE COVENANTS

                  The Company covenants and agrees with respect to the Company and each other Company Party that, unless the Majority Holders shall otherwise consent in writing, from and after the date hereof and until the Maturity Date:

                  4.1. Maintenance of Existence and Conduct of Business. Each Company Party shall (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, and its rights, licenses, privileges and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder (including ownership and operation of the Casino Property by RIH); and (c) at all times, consistent with industry practices, maintain, preserve and protect all of its trademarks, trade names, patents, copyrights, trade secrets, know-how and other intellectual property (except where the failure to



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do so is not reasonably likely to have a Material Adverse Effect), and preserve all the remainder of its property, in use in the conduct of its business, and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all needful and proper repairs, renewals and replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

                  4.2. Payment of Charges. (a) Subject to Sections 4.2(b) and
4.2 (c), and except where the failure to do so is not reasonably likely to have a Material Adverse Effect individually or in the aggregate, each Company Party shall pay and discharge or cause to be paid and discharged promptly all (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed), and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become in default.

                  (b) A Company Party may in good faith, in lieu of payment, contest, by proper legal actions or proceedings, the validity or amount of any Charges or claims arising under Section 4.2(a), and may permit a Lien to exist for such Charges or claims during such action or proceeding, provided that at the time of commencement of any such action or proceeding, and during the pendency thereof, (i) no Default or Event of Default shall have occurred; (ii) adequate reserves with respect thereto are maintained on the books of such Company Party, in accordance with GAAP; (iii) such contest operates to suspend collection of the contested Charges or claims and is maintained and prosecuted continuously with diligence; (iv) such Company Party shall promptly pay or discharge such contested Charges and all additional charges, interest, penalties and expenses, if any, and shall upon request from a Holder deliver to such Holder evidence of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Company Party, and in any event at least 15 days before the date on which any property of such Company Party may be sold or transferred because of nonpayment of such Charges or claims.

                  (c) Notwithstanding anything to the contrary contained in
Section 4.2(b) above, a Company Party shall have the right to pay the Charges or claims arising under Section 4.2(a)(ii) and thereafter in good faith contest, by proper legal actions or proceedings, the validity or amount of such Charges or claims.

                  4.3. Books and Records. Each Company Party shall keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of its financial transactions, are made in accordance with GAAP.

                  4.4. Litigation. The Company shall notify Holder in writing, within 15 days after learning thereof, of any litigation commenced against any Company Party involving injunctive relief reasonably likely to have a Material Adverse Effect, amounts in excess of $5 million or other amounts reasonably likely to have a Material Adverse Effect.

                  4.5. Insurance. Each Company Party shall maintain insurance covering, without limitation, fire, theft, burglary, public liability, property damage, product liability, workers' compensation and insurance on its property and assets in amounts customary for the



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industry in which such Company Party operates under usual and customary policies issued by reputable insurers.

                  4.6. Compliance with Law. Each Company Party shall comply with all Federal, state and local laws and regulations applicable to it, including, without limitation, all Gaming Laws, those regarding the collection, payment and deposit of employees' income, unemployment and social security taxes and those relating to environmental matters except where the failure to do so is not reasonably likely to have a Material Adverse Effect

                  4.7. Delivery of Credit Agreement Amendments. The Company shall promptly deliver copies to Holder of any amendments, extensions, renewals, replacements, or waivers that may be entered into by any Company Party or granted by Lender with respect to the Operating Company Debt or the Credit Agreement.

                  4.8. Ranking. The Notes constitute unsecured senior obligations of the Company and are not, and will not be, subordinate in right of payment to any other Indebtedness of the Company. The Notes rank, and will continue to rank, pari passu in right of payment with all future Indebtedness issued by the Company permitted under the Notes (except the Notes rank senior in right of payment to future Indebtedness issued under clause (iv) of Section 5.3).

5. NEGATIVE COVENANTS

                  The Company covenants and agrees that, without the prior written consent of the Majority Holders, from and after the date hereof and until the Maturity Date:

                  5.1. Mergers, Etc. (a) No Company Party shall, directly or indirectly, by operation of law or otherwise, merge with, consolidate with, amalgamate with or acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any Person, (b) no Company Party will sell, lease or otherwise transfer all or substantially all of its assets unless at the time of consummation thereof all the outstanding Obligations are repaid in full and (c) no Company Party shall create any Subsidiaries; provided, however, that the foregoing clauses shall not prohibit:



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                           (i) mergers, consolidations and amalgamations
                  involving any Company Party the sole purpose of which is to reincorporate the Company Party in a new jurisdiction;

                           (ii) Investments to the extent permitted by Section
                  5.2;

                           (iii) the consummation of the Transactions in
                  accordance with the Transaction Documents; and

                           (iv) any Wholly-Owned Subsidiary of the Company may
                  transfer Property to any other Wholly-Owned Subsidiary of the Company and may merge, consolidate or amalgamate with and into the Company or any Wholly-Owned Subsidiary of the Company.

                  5.2. Investments. No Company Party shall, directly or indirectly, lend money or credit or make advances to any person, or purchase or acquire any stock, obligations or securities of, or any other interest in (including any Equity Interest or any Equity Right), or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract or permit to exist any of the foregoing (all of the foregoing, collectively, "Investments"), except that the following shall be permitted:

                  (a) the Company Parties may consummate the Transactions in accordance with the provisions of the Transaction Documents;

                  (b) each Company Party may have the Investments identified on
         Schedule 5.2;

                  (c) each Company Party may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments for collection in the ordinary course of business, (iv) make lease, utility and other similar deposits in the ordinary course of business;

                  (d) each Company Party may enter into Interest Rate Protection Agreements to the extent permitted by Section 5.3 and may enter into and perform its obligations under Swap Contracts entered into in the ordinary course of business and so long as any such Swap Contract is not speculative in nature and is entered into to protect a Company Party against fluctuations in the prices of raw materials used in their businesses;

                  (e) each Company Party may make Investments in any other Company Party, except any Investment in any joint venture or Subsidiary of the Company that is not a Wholly-Owned Subsidiary of the Company shall be limited as set forth in clauses (f) and (j) below;

                   (f) CRA and its Subsidiaries may establish non-Wholly-Owned Subsidiaries and/or joint ventures to the extent that the aggregate Investments by all Company Parties



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         in such non-Wholly-Owned Subsidiaries and/or joint ventures shall not exceed $2.5 million outstanding at any time (after giving effect to distributions in respect of such Investments and net cash proceeds from the sale or other disposition thereof);

                  (g) each Company Party may make Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

                  (h) each Company Party may make Investments as a result of consideration received in connection with an asset sale made in compliance with this Note;

                  (i) RIH may make Investments in connection with its annual investment alternative tax obligation;

                  (j) any Company Party may make Investments in Wholly-Owned Subsidiaries or other persons acquired in connection with the exchange of Warehouse Assets for other warehouse assets and related assets but only so long as relating to Warehouse Assets and related assets; and

                  (k) any Company Party may make Investments consisting of moving, entertainment and travel expenses, drawing accounts and similar expenditures made to officers, directors and employees made in the ordinary course of business not to exceed an aggregate amount of $500,000 at any time outstanding for all Company Parties.

                  5.3. Indebtedness. No Company Party shall create, incur, assume or permit to exist any Indebtedness, except (i) the Operating Company Debt (including guarantees thereof), (ii) the Obligations, (iii) secured or unsecured Indebtedness incurred in connection with financing the working capital requirements of any Company Party in an amount not to exceed $500,000 (less the amount provided in connection with or as part of the Operating Company Debt) in the aggregate for all Company Parties (the "Working Capital Facility"), (iv) in the case of the Company, unsecured Indebtedness which is subordinated on terms acceptable to the Majority Holders in their sole discretion, (v) in the case of any Subsidiary of the Company, any of the following: (A) Indebtedness actually outstanding on the Closing Date and any refinancing thereof (excluding Operating Company Debt which is covered by clause (i) above) so long as the principal amount thereof is not increased (except by any amount equal to any reasonable premium or other payment required to be paid in connection with such refinancing, plus the amount of fees and reasonable expenses of any Company Party incurred in connection with such refinancing), (B) Indebtedness of any Company Party under Interest Rate Protection Agreements entered into in compliance with the requirements of Operating Company Debt and such other non-speculative Interest Rate Protection Agreements which may be entered into from time to time by any such Subsidiary, (C) Indebtedness owed by one Subsidiary of the Company to the Company or a Wholly-Owned Subsidiary of the Company, (D) Indebtedness under performance bonds, letter of credit obligations to provide security for worker's compensation claims and bank overdrafts, in each case incurred in the ordinary course of business; provided that any obligations arising in connection with such bank overdraft Indebtedness is extinguished within five Business Days, (E) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations (including synthetic leases) and refinancings or renewals thereof, in an aggregate amount not to exceed at any time outstanding $5 million for all Company Parties, (F) Contingent Obligations of any Subsidiary of the Company in respect of Indebtedness otherwise permitted hereunder, and (G) additional unsecured debt of any Subsidiary of the Company not to exceed $5 million in aggregate principal amount at any time outstanding for all such Subsidiaries,
(vi) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business, and (vii) Contingent Obligations of the Company in respect of Interest Rate Protection Agreements permitted hereunder.

                  5.4. [Intentionally Omitted.]

                  5.5. Capital Structure. The Company at all times will continue to own directly or indirectly all the outstanding capital stock of RIH and CRA.

                  5.6. Maintenance of Business. No Company Party shall engage in any business other than the business currently engaged in or proposed to be conducted by a Company Party and activities reasonably related thereto.

                  5.7. Transactions with Affiliates. No Company Party shall enter into or be a party to, or otherwise permit to exist, any transaction with any Affiliate of a Company Party, except in the ordinary course of and pursuant to the reasonable requirements of such Company Party's business, and upon fair and reasonable terms that are no less favorable to such Company Party than the Company Party would obtain at the time of such transaction in a comparable arm's length transaction with a Person not an Affiliate of the Company Party; provided, however, that the provisions of this Section 5.7 shall not apply to
(i) employee loans otherwise permitted under this Note, (ii) Investments or other transactions permitted by this Note, (iii) tax sharing agreements, (iv) issuance of equity securities by any Company Party otherwise permitted under this Note, (v) transactions to the extent not in excess of $500,000 in the aggregate for all such transactions during any Fiscal Year between the Company or any Wholly-Owned Subsidiary (or any combination of such Persons) on the one hand, and, on the other hand, a non-Wholly-Owned Subsidiary of the Company that is owned entirely by (A) the Company, a Wholly-Owned Subsidiary of the Company or any combination of such Persons and (B) one or more Persons in which Affiliates of the Company do not have any Equity Interest or any Equity Rights,
(vi) fees, salary, bonus, employee stock option, employment agreement, and other compensation arrangements with, and customary indemnity and reimbursement provided on behalf of, officers, directors and employees of any Company Party in the ordinary course of business and (vii) the Transactions.

                  5.8. Liens. No Company Party shall create or permit any Lien on any of its properties or assets except:

                  (a) Permitted Encumbrances;

                  (b) Liens in favor of the lender or lenders under the Working Capital Facility; and

                  (c) Liens permitted by Section 4.2(b) hereof.

                  5.9. Capital Expenditures. No Company Party shall make Capital Expenditures to the extent that they would cause the Capital Expenditures for all Company Parties, in the aggregate, to exceed $30,000,000 during any Fiscal Year.

                  5.10. Restricted Payments. No Company Party shall make any Restricted Payments with respect to its Stock except: (i) the Company Parties may make Restricted Payments consisting of (A) a repurchase of Stock of a Company Party to the extent required by Gaming Laws, (B) a repurchase of Stock of a Company Party in an aggregate amount not to exceed $1.0 million for all Company Parties during any Fiscal Year from current or former officers, directors and employees pursuant to employment agreements, stock option agreements or other arrangements entered into in the ordinary course of business; (ii) Wholly-Owned Subsidiaries of the Company may make Restricted Payments to the Company or other Wholly-Owned Subsidiaries of the Company; and
(iii) non-Wholly-Owned Subsidiaries of the Company may make Restricted Payments to its equity holders generally so long as the Company, CRA or its respective Subsidiary which owns the equity interest or interest in the non-Wholly-Owned Subsidiary making such Restricted Payment receives at least its proportionate share thereof (based upon its relative equity interests in the Subsidiary making such Restricted Payment).

                  5.11. Certain Asset Sales. No Company Party shall sell, transfer, lease, convey or otherwise dispose of any material assets or properties (an "Asset Sale"); provided, however, the foregoing shall not prohibit: (a) Asset Sales of used, worn out, obsolete or surplus Property by any Company Party in the ordinary course of business and the abandonment or other Asset Sale of Intellectual Property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company Parties taken as a whole, (b) any Asset Sale for fair market value so long as the gross proceeds from all Asset Sales since the Closing Date pursuant to this clause (b) do not exceed $5.0 million in the aggregate for all Company Parties, (c) sales of Cash Equivalents in the ordinary course of business, (d) operating leases of real or personal property and guarantees thereof in the ordinary course of business, and (e) Asset Sales permitted under Section 5.1, (f) exchanges of equipment or inventory or Warehouse Assets for other equipment or inventory or warehouse assets, provided that the Company Party effecting such exchange receives at least substantially equivalent value (including, in the case of Warehouse Assets, Equity Interests in the person owning such Warehouse Assets) in such exchange for the Property disposed of, (g) the attachment or granting of any Lien permitted hereunder, and
(h) in addition to the Asset Sales otherwise permitted under this Section 5.11, any Asset Sale for fair market value so long as the gross proceeds from all such Asset Sales since the Closing Date pursuant to this clause (h) do not exceed $10 million in the aggregate for all Company Parties, the net proceeds are used to prepay Operating Company Debt and such prepayment effects a permanent reduction of the amount of such Operating Company Debt.

6. EVENTS OF DEFAULT; RIGHTS AND REMEDIES

                  6.1. Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

                  (a) The Company shall fail to make any payment of principal of, or interest on, or any other amount owing in respect of, the Obligations when due and payable, or declared due and payable, and such failure shall have remained unremedied for a period of five (5) days after the Company has received notice of such failure from Holder.

                  (b) The Company shall fail to perform, keep or observe (or fail to cause any other Company Party to perform, as the case may be) any of the provisions of Article 5 of this Note; provided, however, that, if such failure is capable of remedy, such failure shall not constitute an Event of Default until the first to occur of: twenty (20) days after the Company shall have received written notice of such failure from Note Holder or thirty (30) days after the Company shall become aware thereof, provided that the Company promptly commences and diligently pursues throughout such twenty (20) day or thirty (30) day period all reasonable efforts to remedy such failure.

                  (c) The Company shall fail to perform, keep or observe (or fail to cause any other Company Party to perform, keep or observe, as the case may be) any other provision of this Note and the same shall remain unremedied for a period ending on the first to occur of thirty (30) days after the Company shall receive written notice of any such failure from Holder or forty five (45) days after the Company shall become aware thereof.

                  (d) A default shall occur under any other agreement, document or instrument to which any Company Party is a party or by which any of its property is bound, and such default results in such Indebtedness or a portion thereof in an aggregate amount exceeding $3,500,000 to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

                  (e) Any of the assets having a value in excess of $3,500,000 of any Company Party shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of a Company Party and shall remain unstayed or undismissed for sixty (60) consecutive days; or any Person, other than a Company Party, shall apply for the appointment of receiver, trustee or custodian for any of the assets of the Company or RIH and such application shall remain unstayed or undismissed for sixty (60) consecutive days.

                  (f) A case or proceeding shall have been commenced against the Company or RIH or any other Company Party with assets in excess of $500,000, in a court having competent jurisdiction, seeking a decree or order in respect of the Company or RIH or any other Company Party with assets in excess of $500,000
(i) under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Company Party or of any substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of such Company Party and such case or proceeding shall remain undismissed or unstayed for sixty (60) consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding.

                  (g) The Company or RIH or any other Company Party with assets in excess of $500,000 shall (i) file a petition seeking relief under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal, state or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such Company Party or of any substantial part of its properties, (iii) fail generally to pay its debts as such debts become due, or (iv) take any corporate action in furtherance of any such action.

                  (h) Final judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $3,500,000 in the aggregate shall be rendered against a Company Party and the same shall not be (i) fully covered by insurance in accordance with Section 4.5 hereof, or (ii) vacated, stayed, bonded, paid or discharged within a period of sixty (60) days.

                  (i) Any of the Gaming Approvals shall be revoked, terminated or suspended or expire without having been renewed or replaced if the same will have a Material Adverse Effect.

                  (j) Any representation or warranty made by the Company in this Note or in any certificate, instrument or written statement contemplated by or made or delivered pursuant to or in connection with any of the Notes, shall prove to have been incorrect when made in any material respect.

                  (k) A Change of Control shall have occurred.

                  6.2. Remedies. If any Event of Default specified in Section
6.1 shall have occurred and be continuing, the Majority Holders may, by notice to the Company, declare all Obligations to be forthwith due and payable, whereupon all such Obligations shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Company; provided, however, that upon the occurrence of an Event of Default specified in Section 6.1(e), Section 6.1(f) or Section 6.1(g) hereof, such Obligations shall become due and payable without declaration, notice or demand by any Holder.

                  6.3. Waivers by the Company. Except as otherwise provided for in this Note, the Company waives presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate and notice of acceleration. The Company acknowledges that it has been advised by counsel of its choice with respect to this Note and the transactions evidenced by this Note.

7. REPRESENTATIONS AND WARRANTIES

                  The Company hereby represents and warrants as of the Closing Date to each Holder as follows:

                  7.1. Organization and Standing of the Company and Sole Subsidiary; Ownership. Each of the Company and CRA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted. Each of the Company and CRA is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions wherein the character of the property owned or leased, or the nature of the activities conducted, by it makes such licensing or qualification necessary except where the failure to do so is not reasonably likely to have a Material Adverse Effect. Except for the Company's direct or indirect ownership of all of the outstanding capital stock of RIH, CRA and New Pier, the Company does not own any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

                  7.2. Corporate Action. The Company has all necessary corporate power and has taken all corporate action required to make all the provisions of this Note, and any other agreements and instruments executed in connection herewith and therewith, the valid and enforceable obligations they purport to be. This Note constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally and by general principles of equity.

                  7.3. Governmental Approvals. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is necessary in connection with the issuance by the Company of this Note except those which have been obtained and are in full force and effect.

                  7.4. Litigation. There is no litigation or governmental proceeding or investigation pending or, to the best knowledge of the Company, threatened against the Company.

                  7.5. Compliance with Law. The Company is in compliance in all respects with the terms and provisions of this Note and in all respects with the provisions of all judgments, decrees, governmental orders, statutes, rules and regulations to which it and its properties and assets are subject (collectively, the "Applicable Laws") except where the failure to do so is not reasonably likely to have a Material Adverse Effect. Neither the execution and delivery of this Note, nor the consummation of any transactions contemplated hereby constituted or resulted in, or will constitute or result in, a violation of any provision of any Applicable Laws except where the same is not reasonably likely to result in a Material Adverse Effect. CRA has obtained interim authorization from the Gaming Authority allowing it to operate the Casino Property as it has heretofore been operated.

                  7.6. Title to Capital Stock of RIH. After giving effect to the Closing, the Company owns all the capital stock of CRA, and CRA owns all the capital stock of RIH and New Pier. Thomas J. Barrack, Jr. directly or indirectly beneficially owns at least a majority of the Voting Stock of the Company as of the Closing Date.

                  7.7. Indebtedness. The Company Parties are presently subject to no Indebtedness other than Indebtedness outstanding immediately prior to the Closing Date, the Notes, the Operating Company Debt and Contingent Obligations in respect of Indebtedness under the Credit Agreement (including interest rate protection agreements and other hedging obligations secured under the related security documents).

                  7.8. No Brokers or Finders. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon Holder for any commission, fee or other compensation as a finder or broker because of any act or omission by RIH or the Company or any or their respective agents.

                  7.9. Operating Company Debt Documents. The Company has delivered to Holder a true and complete copy of the Credit Agreement and all material operative agreements entered into by any Company Party with respect thereto. Schedule 7.9 hereto sets forth a list of such material operative agreements.

8. MISCELLANEOUS

                  8.1. Complete Agreement; Modification of Note. This Note constitutes the complete agreement between the parties with respect to the subject matter hereof. No amendment or waiver of any provision of this Note, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                  8.2. Sale of Interest. (a) Subject to the New Jersey Casino Control Act, including but not limited to the need for prior approval of a transfer by the New Jersey Casino Control Commission, and applicable securities transfer restrictions, Holder may, with the consent of the Company (which shall not be unreasonably withheld or delayed) sell, assign or transfer to one or more other Persons all or a portion of its rights and obligations under any Note held by Holder. Notwithstanding the foregoing, the Company's consent shall be deemed given if the Company fails to grant or deny its consent (and in the case of a denial, with a specific statement of the reasons therefor) within ten Business Days of Holder's request therefor (which request must specify that the consent shall be deemed given within such time period in the event of such failure) and under no circumstances shall the Company's consent be required if an Event of Default shall have occurred and be continuing. In addition, SIHL and its Subsidiaries may pledge this Note to any institutional bank lender or any collateral agent (including The Bank of Nova Scotia) for institutional lenders providing financing to SIHL or any of its Subsidiaries. The Company hereby consents to any acquisition of the Note by any such institutional bank lenders or any such collateral agent pursuant to such pledge subject to the New Jersey Casino Control Act, including but not limited to the need for prior approval of a transfer by the New Jersey Casino Control Commission, and applicable securities transfer restrictions. Any transfer by such pledgee to third parties, however, shall be subject to the first two sentences of this Section 8.2(a). In the event Holder assigns or otherwise transfers all or any part of the Note in accordance with this paragraph, the Company shall, upon the request of Holder, issue new Notes and shall register the transfer on its books. Each Note shall bear the legend contained in this Note and no transfer may be made of Notes to a Person that is a competitor of the Company (as reasonably determined by the Company), to a Person other than an Eligible Person or unless such assignment of such Note and other Notes being assigned is in an aggregate principal amount of at least $2,500,000.

                  (b) If required pursuant to Gaming Laws, the Company may notify a Holder of one or more Notes, or any interest therein, that such Holder is required to transfer such

Note(s) or interest therein or that the Company elects to redeem such Note(s) (in which event such redemption shall be treated as an optional prepayment under Section 2.2 of this Note) or interest therein. Such notice shall be given ten
(10) days before the required date of transfer or redemption, as the case may be, and shall be accompanied by evidence demonstrating that such transfer or redemption is required pursuant to Gaming Laws. Upon receipt of a notice in accordance with the foregoing, such Holder shall cooperate with the Company in effectuating the required transfer or redemption within the time period set forth in such notice, not to be less than the minimum notice period set forth in the foregoing sentence. Redemption shall be at the amount set forth in Section
2.2. Further, if the transfer or redemption of the Note is triggered by notice from the Gaming Authority that the Holder is disqualified, commencing on the date the Gaming Authority serves the disqualification notice upon the Company:
(i) the Holder shall no longer receive any interest on this Note if and only for so long as such interest is not permitted to be paid pursuant to such Gaming Laws, but the provisions hereof shall not affect the Company's obligation to pay accrued interest then unpaid;; (ii) the Holder shall no longer exercise, directly or through any trustee or nominee, any right conferred by this Note; and (iii) the Holder shall not receive any remuneration in any form from RIH for services or otherwise if and only for so long as such remuneration is not permitted to be paid pursuant to such Gaming Laws.

                  (c) Under no circumstances shall the Company be permitted to assign any of its obligations under this Note and any attempt by the Company to assign such obligations shall be null and void except in connection with a merger permitted by Section 5.1.

                  8.3. Fees and Expenses. If Holder shall employ counsel or other advisors for advice or other representation or shall incur reasonable legal or other costs and expenses in connection with (a) any amendment, modification or waiver, or consent requested by the Company with respect to, this Note or Holder's rights hereunder or (b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Holder, the Company or any other Person) in any attempt to enforce any rights of Holder against the Company, then, and in any such event, the attorneys' and other parties' fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel, and others, in any way or respect arising in connection with or relating to any of the events or actions described in this Section shall be payable, on demand, by the Company to Holder and shall be additional obligations under this Note. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: paralegal fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services.

                  8.4. No Waiver by Holder. Holder's failure, at any time or times, to require strict performance by the Company of any provision of this Note shall not waive, affect or diminish any right of Holder thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Holder of an Event of Default shall not suspend, waive or affect any other Event of Default under this Note whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Company contained in this Note and no Event of Default by the Company under this Note shall be deemed to have been suspended or waived by Holder, unless such suspension or waiver is by an instrument in writing signed by Holder (as such term is defined in the applicable provision hereof) and directed to the Company specifying such suspension or waiver. Notwithstanding the foregoing, the provisions of the Notes may be amended, modified or waived with the written consent of the Majority Holders, except, the following provisions may not be amended without the consent of the Holders of all Notes if the effect thereof is to: (a) extend the scheduled due date for any payment of principal of or interest on any of the Notes, (b) defer the dates on which interest is payable on the Notes, (c) decreases the Applicable Rate, the Accrual Rate or the Pay Rate, (d) change the currency in which the Notes are payable, or (e) change this
Section 8.4.

                  8.5. Remedies. Holder's rights and remedies under this Note shall be cumulative and non-exclusive of any other rights and remedies which Holder may have under any other agreement, by operation of law or otherwise.

                  8.6. WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS NOTE.

                  8.7. Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

                  8.8. Parties. This Note shall be binding upon, and inure to the benefit of, the successors of the Company and Holder and, subject to Section 8.2, the assigns of Holder.

                  8.9. Authorized Signature. Until Holder shall be notified by the Company to the contrary, the signature upon any document or instrument delivered pursuant hereto of any duly elected officer of the Company shall bind the Company and be deemed to be the act of the Company.

                  8.10. Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. Holder and the Company agree to submit to personal jurisdiction and to waive any objection as to venue in the federal and state courts of the County of New York, State of New York. Service of process on the Company or Holder in any action arising out of or relating to any of the Notes shall be effective if mailed to such party in accordance with Section 8.11 hereof. Nothing herein shall preclude Holder or the Company from bringing suit or taking other legal action in any other jurisdiction.

                  8.11. Notices. All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Note (each, a "Notice") shall be in writing and shall be (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by facsimile transmission, provided that the original copy thereof also is sent by pre-paid, first class certified or registered mail or by next-day or overnight mail or personal delivery:

                  (i) if to the Company, to

                           Colony RIH Holdings, Inc.
                           C/o Resorts International Hotel, Inc.
                           1133 Boardwalk
                           Atlantic City, New Jersey
                           Facsimile:     (609) 340-7896
                           Attention:     Mr. Joseph D'Amato

                  with copies to:

                           Willkie Farr & Gallagher
                           787 Seventh Avenue
                           New York, NY  10019
                           Facsimile:     (212) 728-8111
                           Attention:     Thomas M. Cerabino, Esq.

                  (ii) if to Holder, to

                           c/o Sun International Hotels Limited
                           Coral Towers
                           Paradise Island, The Bahamas
                           Facsimile:     (242) 363-4581
                           Attention:     Charles D. Adamo

                  with copies to:

                           Winston & Strawn
                           200 Park Avenue
                           New York, NY  10166
                           Facsimile:     (212) 294-4700
                           Attention:     James P. Gerkis, Esq.

 or, in each case at such other address as may be specified in a Notice to the Company or Holder, as the case may be. Any Notice shall be deemed effective and given upon receipt (or intentional refusal of receipt by the addressee of such Notice).

                  8.12. Confidentiality. Holder agrees to keep confidential information obtained by it pursuant to the Notes confidential in accordance with Holder's customary practices and agrees that it will only use such information in connection with the transactions contemplated hereby and not disclose any of such information other than (a) to Holder's employees, representatives, directors, attorneys, auditors, agents, professional advisors, trustees or affiliates who are advised of the confidential nature thereof (Holder being liable for any breach of confidentiality by any person described in this clause (a)), (b) to the extent such information presently is or hereafter becomes available to Holder on a non-confidential basis from a person not an Affiliate of Holder not known to Holder to be violating a confidentiality obligation by such disclosure, (c) to the extent disclosure is required by any law, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to Company unless such notice is legally prohibited) or requested or required by any Governmental Authority to whose jurisdiction Holder may be subject, (d) to prospective assignees who agree in writing for the benefit of Company to be bound by the provisions of this
Section 8.12, (e) to the extent required in connection with any litigation between any Company Party and Holder with respect to the Notes or (g) with Company's prior written consent.

                  8.13. Section Titles. The Section titles and Table of Contents contained in this Note are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

                  8.14. Gaming Law Requirements. Holder agrees that, if, when and only to the extent required under the Gaming Law, it shall continue to qualify with the Gaming Authority until such time as this Note is fully redeemed, satisfied or otherwise terminated.

                  8.15. Exhibits, etc. All exhibits, schedules and annexes to this Note constitute part of this Note and are hereby incorporated by this reference in this Note.

                  IN WITNESS WHEREOF, this Note has been duly executed in New York, New York as of the date first written above.

                                       COLONY RIH HOLDINGS, INC.


                                       By:
                                            ------------------------------------
                                            Name:
                                            Title:



Payable to The Bank of Nova Scotia, as Administrative Agent


Sun International North America, Inc.

By:
     ------------------------------------
     Name:
     Title: